Exhibit 99.1

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee
February 18, 2021	212-460-4111

CON EDISON REPORTS 2020 EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) today reported 2020 net income for common stock of $1,101 million or $3.29 a share compared with $1,343 million or $4.09 a share in 2019. Adjusted earnings were $1,399 million or $4.18 a share in 2020 compared with $1,438 million or $4.38 a share in 2019. Adjusted earnings and adjusted earnings per share in 2020 exclude the impact of the impairment loss related to Con Edison's investment in Mountain Valley Pipeline, LLC. Adjusted earnings and adjusted earnings per share in 2020 and 2019 exclude the effects of hypothetical liquidation at book value (HLBV) accounting for tax equity investments in certain renewable electric production projects of Con Edison Clean Energy Businesses, Inc. (the Clean Energy Businesses) and the net mark-to-market effects of the Clean Energy Businesses.

For the fourth quarter of 2020, net income for common stock was $43 million or $0.13 a share compared with $295 million or $0.89 a share in 2019. Adjusted earnings were $253 million or $0.75 a share in the 2020 period compared with $288 million or $0.87 a share in the 2019 period. Adjusted earnings and adjusted earnings per share in the 2020 period exclude the impact of the impairment loss related to Con Edison's investment in Mountain Valley Pipeline, LLC. Adjusted earnings and adjusted earnings per share in the 2020 and 2019 periods exclude the effects of HLBV accounting for tax equity investments in certain renewable electric production projects of the Clean Energy Businesses and the net mark-to-market effects of the Clean Energy Businesses.

"I want to thank our essential frontline employees for their dedication and sacrifice throughout the pandemic. Their exceptional work in providing safe and reliable energy to New Yorkers has made a critical difference throughout this most difficult year,” said Timothy P. Cawley, Con Edison’s president and chief executive officer. “Our commitment to delivering shareholder value and leading the transition to a clean energy future remains strong.”

For the year of 2021, Con Edison expects its adjusted earnings per share to be in the range of $4.15 to $4.35 a share. Adjusted earnings per share exclude the effects of HLBV accounting for tax equity investments in certain of the Clean Energy Businesses' renewable electric production projects (approximately $0.16 a share). Adjusted earnings per share also exclude the Clean Energy Businesses' net mark-to-market effects, the amount of which will not be determinable until year end. The forecast reflects operations and maintenance expenses of $3,292 million. The company is also forecasting a five-year compounded annual adjusted earnings per share growth rate of 4% to 6% based off 2021 adjusted earnings per share guidance.

In 2021, Con Edison expects to make capital investments of $4,018 million. For 2022 and 2023, Con Edison expects to make capital investments of $8,114 million in aggregate. Con Edison plans to meet its capital requirements for 2021 through 2023, through internally-generated funds and the issuance of long-term debt and common equity. The company's plans include the issuance of between $1,900 million and $2,600 million of long-term debt, including for maturing securities, primarily at the Utilities, in 2021 and approximately $1,400 million in aggregate of long-term debt at the Utilities during 2022 and 2023. The planned debt issuance is in addition to the issuance of long-term debt secured by the Clean Energy Businesses’ renewable electric production projects. The company's plans also include the issuance of up to $800 million of common equity in 2021 and approximately $700 million in aggregate of common equity during 2022 and 2023, in addition to equity under its dividend reinvestment, employee stock purchase and long-term incentive plans.

-more-

CON EDISON REPORTS 2020 EARNINGS	page 2
See Attachment A to this press release for a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income for common stock to adjusted earnings for the three months and years ended December 31, 2020 and 2019. See Attachment B for the company's consolidated income statements for the three months and years ended 2020 and 2019. See Attachments C and D for the estimated effect of major factors resulting in variations in earnings per share and net income for common stock for the three months and year ended December 31, 2020 compared to the 2019 periods.

The company's 2020 Annual Report on Form 10-K is being filed with the Securities and Exchange Commission. A 2020 earnings release presentation will be available at www.conedison.com. (Select "For Investors" and then select "Press Releases.")

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as "forecasts," "expects," "estimates," "anticipates," "intends," "believes," "plans," "will," "target," "guidance" and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time.

Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Securities and Exchange Commission, including that Con Edison's subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber-attack could adversely affect it; the failure of processes and systems and the performance of employees and contractors could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations, including increased costs related to climate change; a disruption in the wholesale energy markets or failure by an energy supplier or customer could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; changes to tax laws could adversely affect it; its strategies may not be effective to address changes in the external business environment; it faces risks related to health epidemics and other outbreaks, including the COVID-19 pandemic; and it also faces other risks that are beyond its control. Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This press release also contains financial measures, adjusted earnings and adjusted earnings per share, that are not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). These non-GAAP financial measures should not be considered as an alternative to net income for common stock or net income per share, respectively, each of which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings and adjusted earnings per share exclude from net income for common stock and net income per share, respectively, certain items that Con Edison does not consider indicative of its ongoing financial performance such as the impairment loss related to Con Edison’s investment in Mountain Valley Pipeline, LLC, the effects of the Clean Energy Businesses' HLBV accounting for tax equity investors in certain renewable electric production projects and mark-to-market accounting. Management uses these non-GAAP financial measures to facilitate the analysis of Con Edison's financial performance as compared to its internal budgets and previous financial results and to communicate to investors and others Con Edison's expectations regarding its future earnings and dividends on its common stock. Management believes that these non-GAAP financial measures are also useful and meaningful to investors to facilitate their analysis of Con Edison's financial performance.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $12 billion in annual revenues and $63 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and sustainable energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which through its subsidiaries invests in electric transmission facilities and holds investments in natural gas pipeline and storage facilities.
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Attachment A

	For the Three Months Ended				For the Years Ended
	December 31,				December 31,
	Earnings per Share		Net Income for Common Stock (Millions of Dollars)		Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2020	2019	2020	2019	2020	2019	2020	2019
Reported earnings per share (basic) and net income for common stock (GAAP basis)	$0.13	$0.89	$43	$295	$3.29	$4.09	$1,101	$1,343
Impairment loss related to investment in Mountain Valley Pipeline, LLC (pre-tax)	0.95	—	320	—	0.95	—	320	—
Income taxes (a)	(0.29)	—	(97)	—	(0.29)	—	(97)	—
Impairment loss related to investment in Mountain Valley Pipeline, LLC (net of tax)	0.66	—	223	—	0.66	—	223	—
HLBV effects of the Clean Energy Businesses (pre-tax)	0.01	0.06	6	19	0.14	0.31	44	98
Income taxes (b)	—	(0.02)	(2)	(5)	(0.04)	(0.09)	(12)	(24)
HLBV effects of the Clean Energy Businesses (net of tax)	0.01	0.04	4	14	0.10	0.22	32	74
Net mark-to-market effects of the Clean Energy Businesses (pre-tax)	(0.07)	(0.08)	(23)	(28)	0.18	0.10	57	27
Income taxes (c)	0.02	0.02	6	7	(0.05)	(0.03)	(14)	(6)
Net mark-to-market effects of the Clean Energy Businesses (net of tax)	(0.05)	(0.06)	(17)	(21)	0.13	0.07	43	21

Adjusted earnings per share and adjusted earnings (Non-GAAP basis)	$0.75	$0.87	$253	$288	$4.18	$4.38	$1,399	$1,438
(a)The amount of income taxes was calculated using a combined federal and state income tax rate of 30% for the three months and year ended December 31, 2020.
(b)The amount of income taxes was calculated using a combined federal and state income tax rate of 33% and 27% for the three months and year ended December 31, 2020, respectively, and a combined federal and state income tax rate of 26% and 24% for the three months and year ended December 31, 2019.
(c)The amount of income taxes was calculated using a combined federal and state income tax rate of 26% and 25% for the three months and year ended December 31, 2020, respectively, and a combined federal and state income tax rate of 25% and 22% for the three months and year ended December 31, 2019, respectively.

Attachment B

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2020	2019	2020	2019

OPERATING REVENUES
Electric	$2,070	$2,029	$8,730	$8,694
Gas	596	600	2,269	2,391
Steam	123	158	508	627
Non-utility	171	164	739	862
TOTAL OPERATING REVENUES	2,960	2,951	12,246	12,574
OPERATING EXPENSES
Purchased power	408	343	1,600	1,546
Fuel	32	43	156	207
Gas purchased for resale	163	209	527	880
Other operations and maintenance	698	753	2,814	3,175
Depreciation and amortization	492	432	1,920	1,684
Taxes, other than income taxes	660	606	2,575	2,406
TOTAL OPERATING EXPENSES	2,453	2,386	9,592	9,898
Gain on acquisition of Sempra Solar Holdings, LLC	—	—	—	—
OPERATING INCOME	507	565	2,654	2,676
OTHER INCOME (DEDUCTIONS)
Investment income (loss)	(292)	25	(214)	96
Other income	8	20	23	45
Allowance for equity funds used during construction	5	3	17	14
Other deductions	(50)	(28)	(227)	(104)
TOTAL OTHER INCOME	(329)	20	(401)	51
INCOME BEFORE INTEREST AND INCOME TAX EXPENSE	178	585	2,253	2,727
INTEREST EXPENSE
Interest on long-term debt	230	229	915	888
Other interest	(4)	(6)	118	116
Allowance for borrowed funds used during construction	(4)	(3)	(14)	(13)
NET INTEREST EXPENSE	222	220	1,019	991
INCOME BEFORE INCOME TAX EXPENSE	(44)	365	1,234	1,736
INCOME TAX EXPENSE	(93)	52	90	296
NET INCOME	$49	$313	$1,144	$1,440
Income attributable to non-controlling interest	$6	$18	$43	$97
NET INCOME FOR COMMON STOCK	$43	$295	$1,101	$1,343
Net income per common share — basic	$0.79	$0.89	$3.29	$4.09
Net income per common share — diluted	$0.79	$0.88	$3.28	$4.08
AVERAGE NUMBER OF SHARES OUTSTANDING — BASIC (IN MILLIONS)	336.7	332.5	334.8	328.5
AVERAGE NUMBER OF SHARES OUTSTANDING — DILUTED (IN MILLIONS)	337.5	333.6	335.7	329.5

			Attachment C
Variation for the Three Months Ended December 31, 2020 vs. 2019
	Earnings per Share	Net Income for Common Stock (Millions of Dollars)
CECONY (a)
Weather impact on steam revenues	$(0.03)	$(11)	Reflects the impact of warmer winter weather in the 2020 period.
Operations and maintenance expenses	0.13	43
Reflects lower costs for pension and other postretirement benefits of $0.12 a share, which are reconciled under the rate plans, lower regulatory assessments and fees of $0.07 a share, which are collected in revenues from customers, offset in part by higher reserve for uncollectibles associated with the Coronavirus Disease 2019 (COVID-19) pandemic of $(0.03) a share.

Depreciation, property taxes and other tax matters	(0.22)	(76)	Reflects higher depreciation and amortization expense of $(0.13) a share and higher property taxes of $(0.09) a share, both of which are recoverable under the rate plans.
Other	(0.04)	(5)	Primarily reflects foregone revenues from the suspension of customers' late payment charges and certain other fees associated with the COVID-19 pandemic of $(0.04) a share and the dilutive effect of Con Edison's stock issuances of $(0.01) a share.
Total CECONY	(0.16)	(49)
O&R (a)
Changes in rate plans	0.01	2	Reflects an electric and gas base rate increase under the company's rate plans.
Operations and maintenance expenses	0.01	4
Reflects lower costs for pension and other postretirement benefits, which are reconciled under the rate plans, lower gas program spending and shared service expenses, offset by food and medicine spoilage claims related to electric outages caused by Tropical Storm Isaias.

Depreciation, property taxes and other tax matters	(0.01)	(3)	Reflects higher depreciation and amortization expense and higher property taxes.
Total O&R	0.01	3
Clean Energy Businesses
Operating revenues less energy costs	0.05	12	Reflects higher revenues from renewable electric production projects of $0.05 a share, net mark-to-market values of $0.01 a share, offset in part by lower wholesale revenues of $(0.01) a share.
Operations and maintenance expenses	(0.02)	(5)	Primarily reflects an increase in general operating expenses.
Net interest expense	—	1	Primarily reflects lower unrealized losses on interest rate swaps in the 2020 period.
HLBV effects	0.03	10	Primarily reflects lower losses from tax equity projects in the 2020 period.
Other	(0.01)	(3)	Primarily reflects higher income taxes due to reduced non-controlling interest.
Total Clean Energy Businesses	0.05	15
Con Edison Transmission	(0.69)	$(231)	Reflects impairment loss related to the investment in Mountain Valley Pipeline, LLC.
Other, including parent company expenses	0.03	10	Primarily reflects lower income tax expense due to impairment loss related to the investment in Mountain Valley Pipeline, LLC.
Total Reported (GAAP basis)	$(0.76)	$(252)
Impairment loss related to investment in Mountain Valley Pipeline, LLC	0.66	223
HLBV effects of the Clean Energy Businesses	(0.03)	(10)
Net mark-to-market effects of the Clean Energy Businesses	0.01	4	Reflects unrealized losses on interest rate swaps.
Total Adjusted (Non-GAAP basis)	$(0.12)	$(35)

a.Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.

			Attachment D
Variation for the Year Ended December 31, 2020 vs. 2019
	Earnings per Share	Net Income for Common Stock (Millions of Dollars)
CECONY (a)
Changes in rate plans	$0.12	$41	Primarily reflects higher gas net base revenues due to the base rate increase in January 2020 under the company's gas rate plan of $0.20 a share, offset in part by lower steam net revenues of $(0.04) a share due to the impact of the Coronavirus Disease 2019 (COVID-19) pandemic.
Weather impact on steam revenues	(0.10)	(32)	Reflects the impact of warmer winter weather in the 2020 period.
Operations and maintenance expenses	0.82	270	Reflects lower costs for pension and other postretirement benefits of $0.53 a share, which are reconciled under the rate plans, lower regulatory assessments and fees that are collected in revenues from customers of $0.30 a share and lower stock-based compensation of $0.06 a share, offset in part by incremental costs associated with the COVID-19 pandemic of $(0.03) a share and food and medicine spoilage claims related to electric outages caused by Tropical Storm Isaias of $(0.02) a share.
Depreciation, property taxes and other tax matters	(0.88)	(284)	Reflects higher depreciation and amortization expense of $(0.51) a share and higher property taxes of $(0.37) a share, both of which are recoverable under the rate plans, and the absence in 2020 of a reduction in the sales and use tax reserve upon conclusion of the audit assessment of $(0.02) a share, offset in part by, the employee retention tax credit under the CARES Act of $0.02 a share.
Other	(0.22)	(60)	Primarily reflects foregone revenues from the suspension of customers' late payment charges and certain other fees associated with the COVID-19 pandemic of $(0.14) a share and the dilutive effect of Con Edison's stock issuances of $(0.07) a share.
Total CECONY	(0.26)	(65)
O&R (a)
Changes in rate plans	0.05	14	Reflects electric and gas base rate increases of $0.04 a share and $0.01 a share, respectively, under the company's rate plans.
Operations and maintenance expenses	—	(1)	Primarily reflects food and medicine spoilage claims related to electric outages caused by Tropical Storm Isaias.
Depreciation, property taxes and other tax matters	(0.03)	(8)	Reflects higher depreciation and amortization expense and higher property taxes, offset in part, by the employee retention tax credit under the CARES Act.
Other	(0.02)	(4)	Primarily reflects higher costs associated with components of pension and other postretirement benefits other than service cost.
Total O&R	—	1
Clean Energy Businesses
Operating revenues less energy costs	0.06	16	Reflects higher revenues from renewable electric production projects of $0.08 a share, offset in part by lower energy services revenues due to timing of executed contracts of $(0.04) a share.
Operations and maintenance expenses	(0.01)	(3)	Primarily reflects an increase in general operating expenses.
Depreciation and amortization	(0.01)	(3)	Reflects an increase in renewable electric production projects in operation during 2020.
Net interest expense	(0.02)	(8)	Primarily reflects higher unrealized losses on interest rate swaps in the 2020 period.
HLBV effects	0.12	42	Primarily reflects lower losses from tax equity projects in the 2020 period.
Other	(0.01)	(2)	Primarily reflects the absence of a prior period adjustment related to research and development credits recorded in 2019.
Total Clean Energy Businesses	0.13	42
Con Edison Transmission	(0.68)	(227)	Primarily reflects impairment loss related to the investment in Mountain Valley Pipeline, LLC.
Other, including parent company expenses	0.01	7	Primarily reflects lower income tax expense due to impairment loss related to the investment in Mountain Valley Pipeline, LLC.
Total Reported (GAAP basis)	$(0.80)	$(242)
Impairment loss related to investment in Mountain Valley Pipeline, LLC	0.66	223
HLBV effects of the Clean Energy Businesses	(0.12)	(42)
Net mark-to-market effects of the Clean Energy Businesses	0.06	22	Primarily reflects unrealized losses on interest rate swaps.
Total Adjusted (Non-GAAP basis)	$(0.20)	$(39)

a.Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.